Exhibit 99.2

Contacts:
Third Wave Technologies                     Vida Communications
Rod Hise                                    Stephanie Diaz (investors)
(608) 663-4010                              (415) 885-2298
rhise@twt.com                               sdiaz@vidaLLC.com

                                            Tim Brons (media)
                                            (646) 319-8981
                                            tbrons@vidaLLC.com

For Immediate Release

            THIRD WAVE REPORTS SECOND-QUARTER 2004 FINANCIAL RESULTS Growth continues in clinical molecular diagnostic business

      MADISON, Wis., July 27, 2004--Third Wave Technologies Inc. (Nasdaq: TWTI) today reported financial results for the second quarter ended June 30, 2004.

      Third Wave reported total revenues of $12.6 million and a net loss of $106,000, or $0.00 per diluted share, for the second quarter ended June 30, 2004, compared to total revenues of $8.8 million and a net loss of $2.2 million, or ($0.05) per diluted share, for the same period of 2003. The company also recorded deferred revenue of $5.1 million related to a product shipment to a key customer that is subject to acceptance by that customer.

      Third Wave's year-to-date total revenues for the period ended June 30, 2004, were $27.9 million, with net income of $2.7 million, or $0.07 per diluted share. Total revenues during the same period of 2003 were $17.3 million, with a net loss of $5.1 million, or ($0.13) per diluted share.

      The company reported gross margins of 72% for the quarter ended June 30, 2004, up from 62% percent for the same period of 2003. Total operating expenses for the second quarter of 2004 were $13.4 million, compared to $11.1 million for the same period of 2003. Included in the second-quarter 2004 operating expenses were non-cash charges of $2.0 million related to the write-off of select assets and other one-time charges. Total operating expenses for the six-month period ended June 30, 2004, were $25.2 million, compared to $22.6 million for the same period of 2003. Third Wave ended the quarter with a cash balance of $69.0 million, an increase of $9.1 million from the prior quarter. The increase in cash during the second quarter includes a prepayment of $5.1 million that is related to deferred revenue at June 30, 2004, pending acceptance of the product by this customer.

      "Third Wave delivered another strong financial performance in the second quarter of 2004 and, more importantly, continued to demonstrate growth in our clinical molecular diagnostic business," said John Puisis, president and chief executive officer of Third Wave. "In addition to the important financial milestones we achieved, Third Wave accomplished a significant product milestone with the introduction of our Invader(R) HCV genotyping reagents. We are very pleased with our progress in transitioning the company to a clinical molecular diagnostic business."

Second-Quarter 2004 Financial Highlights

      Third Wave achieved a number of key financial milestones during the second quarter.

o Continued growth in total clinical molecular diagnostic revenue to $3.4 million for the quarter ended June 30, 2004, a 13% increase from the prior quarter and a 31% increase from the same period of 2003. U.S. clinical molecular diagnostic revenue increased 88% from the same period of last year, while Japanese clinical revenue decreased as a result of the company's deliberate move to reduce the historic reliance on custom assay sales and to transition the revenue mix towards higher-margin, standard products.

o Sustained strength in the company's gross margins, which remained above 70% for the second consecutive quarter.

o Continued strengthening of the company's cash position with a second-quarter increase of $9.1 million, bringing the company's cash balance to $69.0 million. The company's cash balance has increased by $11.2 million during the first six months of 2004. The second quarter also was the third consecutive quarter for which the company has reported positive cash flow from operations.


Second-Quarter 2004 Product and Customer Highlights

      During the second quarter, Third Wave achieved a significant product milestone by entering the infectious disease market with the introduction of its Invader(R) Hepatitis C Virus (HCV) genotyping reagents. The release of Third Wave's HCV genotyping product was made in conjunction with the annual Clinical Virology Symposium in Clearwater, Fla. Mayo Clinic, and Third Wave in collaboration with the Cleveland Clinic Foundation each presented data at the symposium that demonstrates the complete concordance of the Invader(R) HCV genotyping reagents compared to currently available commercial assays. The studies also highlight the Invader(R) HCV genotyping reagents' accuracy, robustness, ease of use, and one-hour time to results.

      Early response to the new Invader(R) HCV genotyping product is favorable. Clinical laboratories such as Spectrum Laboratory Network, Greensboro, N.C., and academic medical centers including UCLA Medical Center are among the first purchasers of the product. Several dozen additional laboratories are currently evaluating the HCV genotyping product and the company expects to make additional customer adoption announcements throughout the balance of 2004.

Update on 2004 Strategic Plan and Product Objectives

      Third Wave remains committed to its product development and commercialization strategy outlined earlier this year. Moving forward in 2004, the company plans to continue to make progress toward the following key goals:

  o   Advance product development in each of the following areas:

         o  Women's Health

              |X| Release HPV detection product (2H 2004)
                  Update: Third Wave remains on target to release an initial HPV detection product during the second half of 2004.

         o Infectious Disease

              |X| Establish a clinical trials program for an HCV viral load
                  prototype assay (2004)
                  Update: Third Wave is making significant progress advancing its HCV viral load program through feasibility and clinical studies. The company will continue the prototype program in the third quarter and begin clinical studies against in-market products. Third Wave remains on schedule to initiate a clinical trial program for its HCV viral load assay during the second half of 2004.

         o Chromosomal Analysis

              |X| Broad release of a prenatal chromosomal analysis product (Q4
                  2004)
                  Update: Third Wave remains on track to broadly launch this product during the fourth quarter of 2004. The company is also working on a suite of additional chromosomal analysis products. More details will be provided later in 2004.

         o Pharmacogenetics

              |X| Introduce various CYP450 products for the identification of drug response variability to minimize adverse drug reactions and optimize therapy (2004)
                  Update: The company remains on track to launch additional pharmacogenetic products by the end of 2004.

  o   Further expand product pipeline opportunities based on customer input
      Update: Third Wave continues to evaluate and develop additional products in infectious disease, oncology and genetics/pharmacogenetics that complement one or more of the company's existing products, meet an unmet customer need, or both. The company intends to articulate its product development in a more expanded fashion during the second half of 2004.

  o Continue to service strategic research relationships Update: Third Wave continues to foster productive collaborations with several of the world's foremost genomic researchers, including Dr. Yusuke Nakamura of the International HapMap Project, Japanese Millennium Project and the BioBank

      Japan Project; Japan's National Cancer Center; and other thought-leading institutions around the world.



      In conjunction with the company's second-quarter 2004 update, Third Wave announced separately this morning that its board of directors has authorized the initiation of a stock repurchase plan that permits the company to purchase up to 5% of the company's outstanding shares.

2004 Guidance Update

      Third Wave raises its guidance on total product revenue to approximately $42.0 million for the year 2004. The company continues its primary focus on its transition to a clinical molecular diagnostic business and believes that its clinical product revenue will continue to grow steadily, as anticipated. The company maintains its previous guidance of $15.0 million in clinical molecular diagnostic product revenue.

Conference Call & Webcast

      Company management will host a conference call on Tuesday, July 27, 2004, at 10 a.m. EDT to discuss first-quarter results and ongoing corporate activities. Domestic callers should dial (800) 299-7089 and international callers should dial (617) 801-9714. The access code for both domestic and international callers is 94565507. Please dial in five to 10 minutes prior to the start of conference call. A live webcast and a replay of the conference call will be available at www.twt.com. The conference call, webcast and replay are open to all interested parties.

About Third Wave Technologies

      Third Wave Technologies is a leader in the development and marketing of molecular diagnostics for a variety of DNA and RNA analysis applications, providing physicians and researchers with superior tools to diagnose and treat disease. Third Wave's Invader(R) technology provides the company's customers with exceptional accuracy, scalability and ease of use. The company offers a number of clinical products based on its Invader(R) technology for genetic testing related to multiple disease areas. For more information about Third Wave and its products, please visit the company's website at www.twt.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

                           --Financial Tables Follow--

                          Third Wave Technologies, Inc
                             Statement of Operations
                  (In thousands, except for per share amounts)
                                   (Unaudited)

                                                        Three Months Ended                          Six Months Ended
                                                             June 30,                                   June 30,
                                                      2004               2003                    2004               2003
                                                -----------------  -----------------       -----------------  -----------------
Revenues:
    Product                                              $12,544             $8,515                 $27,758            $16,701
    Development                                                0                250                       0                500
    License & royalty                                         40                 28                      81                 54
    Grant                                                     48                 24                      69                 54
                                                -----------------  -----------------       -----------------  -----------------
                                                          12,632              8,817                  27,908             17,309
                                                -----------------  -----------------       -----------------  -----------------
Operating expenses:
    Cost of goods sold
      Product cost of goods sold                           3,114              2,999                   6,810              5,712
      Intangible amortization                                376                376                     752                752
                                                -----------------  -----------------       -----------------  -----------------
    Total cost of goods sold                               3,490              3,375                   7,562              6,464

    Research and development                               3,363              2,912                   6,307              5,832
    Selling and marketing                                  2,696              2,521                   5,321              4,861
    General and administrative                             3,080              2,246                   5,265              5,417
    Impairment                                               759                  0                     759                  0
                                                -----------------  -----------------       -----------------  -----------------
                                                           9,898              7,679                  17,652             16,110
                                                -----------------  -----------------       -----------------  -----------------
Total operating expenses                                  13,388             11,054                  25,214             22,574
                                                -----------------  -----------------       -----------------  -----------------
Income (loss) from operations                               (756)            (2,237)                  2,694             (5,265)

Other income (expense):
    Interest income                                          143                160                     270                331
    Interest expense                                         (59)               (92)                   (116)              (184)
    Other                                                    566                  8                    (105)                34
                                                -----------------  -----------------       -----------------  -----------------
                                                             650                 76                      49                181
                                                -----------------  -----------------       -----------------  -----------------
Net income (loss)                                          ($106)           ($2,161)                 $2,743            ($5,084)
                                                =================  =================       =================  =================
Net income (loss) per diluted share                       ($0.00)            ($0.05)                  $0.07             ($0.13)

Weighted average diluted shares outstanding               40,325             39,699                  41,875             39,362


                          Third Wave Technologies, Inc
                                 Balance Sheets
                                   (Unaudited)

                                                                     June 30,         December 31
                                                                       2004               2003
                                                                 -----------------  -----------------
Assets:
    Cash, cash equivalents, and short-term investments                    $68,998            $57,816
    Other current assets                                                    5,854              3,941
    Equipment and leasehold improvements, net                               6,359              8,527
    Intangible assets, net of amortization                                  4,899              5,651
    Goodwill and indefinite lived intangible assets                         1,497              1,497
    Other assets                                                            2,862              2,990
                                                                 -----------------  -----------------
      Total assets                                                        $90,469            $80,422
                                                                 =================  =================
Liabilities and shareholders' equity
    Accounts payable, accrued expenses and other liabilities              $11,697            $11,553
    Deferred revenue                                                        5,644                 68
    Debt                                                                    9,713              9,513
    Shareholders' equity                                                   63,415             59,288
                                                                 -----------------  -----------------
      Total liabilities and shareholders' equity                          $90,469            $80,422
                                                                 =================  =================